Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of CurrencyShares® Australian Dollar Trust for the registration of 5,000,000 shares and to the incorporation by reference therein of our report dated December 22, 2011, with respect to the financial statements of CurrencyShares® Australian Dollar Trust and the effectiveness of internal control over financial reporting of CurrencyShares® Australian Dollar Trust included in its Annual Report (Form 10-K) for the year ended October 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

March 16, 2012